Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND REPORTS THIRD QUARTER 2009 RESULTS

Revenues Grew by 17.4% and Customers Increased by 19.7% Over Prior Year

ATLANTA (November 4, 2009) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider that delivers integrated packages of voice, broadband, and mobile services to small businesses, today announced its results for the third quarter ended September 30, 2009.

Recent financial and operating highlights include the following:

•	Strong third quarter revenue growth with revenues of $106.0 million, up 17.4% over the third quarter of 2008;

•

Total adjusted EBITDA of $15.3 million during the third quarter of 2009 compared to $16.9 million during the third quarter of 2008 and $13.8 million during the second quarter of 2009 (see page 9 for reconciliation to net income);

•	Net loss of $1.0 million in the third quarter of 2009 compared with net income of $1.7 million in the third quarter of 2008;

•

Total customers of 48,580 in Cbeyond’s twelve operating markets, reflecting net customer additions of 2,175 in the third quarter of 2009, the highest quarterly customer additions in company history, and a 19.7% increase year-over-year;

•	Average monthly revenue per customer location (ARPU) of $744 during the third quarter of 2009, compared to $748 in the second quarter of 2009 and $760 in the third quarter of 2008; and

•	Monthly customer churn of 1.4% in the third quarter of 2009 as compared to 1.5% in the second quarter of 2009.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and nine months ended September 30, 2008 and 2009, include the following:

	For the Three Months Ended September 30,
	2008	2009	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$90,243	$105,955	$15,712	17.4%
Operating expenses	$87,395	$108,003	$20,608	23.6%
Operating income (loss)	$2,848	$(2,048)	$(4,896)	(171.9%)
Net income (loss)	$1,664	$(998)	$(2,662)	(160.0%)
Capital expenditures	$13,835	$13,386	$(449)	(3.2%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	40,569	48,580	8,011	19.7%
Net customer additions	1,993	2,175	182	9.1%
Average monthly churn rate	1.3%	1.4%	0.1%	7.7%
Average monthly revenue per customer location	$760	$744	$(16)	(2.1%)
Adjusted EBITDA (in thousands)	$16,901	$15,290	$(1,611)	(9.5%)

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

	For the Nine Months Ended September 30,
	2008	2009	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$255,828	$306,052	$50,224	19.6%
Operating expenses	$250,515	$310,557	$60,042	24.0%
Operating income (loss)	$5,313	$(4,505)	$(9,818)	(184.8%)
Net income (loss)	$3,163	$(3,145)	$(6,308)	(199.4%)
Capital expenditures	$47,583	$47,588	$5	0.0%

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	40,569	48,580	8,011	19.7%
Net customer additions	5,528	6,117	589	10.7%
Average monthly churn rate	1.3%	1.5%	0.2%	15.4%
Average monthly revenue per customer location	$752	$747	$(5)	(0.7%)
Adjusted EBITDA (in thousands)	$45,052	$44,077	$(975)	(2.2%)

Management Comments

“Cbeyond continues to execute effectively in a challenging environment,” said Jim Geiger, chief executive officer of Cbeyond. “We are pleased to note that in the third quarter of 2009 we recorded our highest level of gross customer additions and, in part due to a decline in customer churn to 1.4% per month, our highest level of net customer additions as well.”

Geiger added, “Cbeyond also demonstrated continued financial success in the third quarter, with our San Francisco market reaching positive adjusted EBITDA and our other early stage markets showing improvements on their path to future profitability. As a result, we posted increased consolidated adjusted EBITDA from the prior quarter and expect that the continued improvements in adjusted EBITDA from markets that we launched in 2007 and 2008 will cause an acceleration in consolidated adjusted EBITDA in the fourth quarter of this year.”

Third Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $106.0 million for the third quarter of 2009, an increase of 17.4% from the third quarter of 2008. The sequential increase in revenue for the third quarter of 2009 was $4.1 million, as compared to a sequential increase of $3.6 million for the second quarter of 2009.

ARPU, or average monthly revenue per customer location, was $744 in the third quarter of 2009, as compared to $760 in the third quarter of 2008 and $748 in the second quarter of 2009. The decline in ARPU from the third quarter of 2008 and the second quarter of 2009 was primarily due to increases in the impact of credits and promotional incentives issued to customers, contract renewals at lower base prices, and decreased levels of voice usage that contribute to overage charges above the Company’s base packages, which the Company believes are related to the effects of the economic recession on customers and increased competitive pressures.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 66.0% in the third quarter of 2009 as compared with 66.2% in the second quarter of 2009 and 70.1% in the third quarter of 2008. Gross profit in the third quarter of 2008 benefitted from access cost recoveries that were $2.8 million greater than is typical during a quarter, the majority of which were recorded to the Atlanta, Dallas, and Houston segments.

Operating Income (Loss), Adjusted EBITDA, Income Taxes and Net Income (Loss)

Cbeyond reported an operating loss of ($2.0) million in the third quarter of 2009 compared with operating income of $2.8 million in the third quarter of 2008. Total adjusted EBITDA for the third quarter of 2009 was $15.3 million, as compared to total adjusted EBITDA of $16.9 million in the third quarter of 2008. The operating income and adjusted EBITDA for 2008 reflect the $2.8 million benefit to access costs noted above. Total adjusted EBITDA for the third quarter of 2009 included $4.3 million of planned negative adjusted EBITDA from early stage markets, while negative adjusted EBITDA for the third quarter of 2008 totaled $4.9 million from early stage markets. Total adjusted EBITDA would have been significantly higher without the impact of negative results from these early stage markets, which were entered to drive longer term growth in the business (see Selected Quarterly Financial Data and Operating Metrics, pages 7-8). Cbeyond reported a net loss of ($1.0) million for the third quarter of 2009 as compared to net income of $1.7 million for the third quarter of 2008.

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

Cash and Cash Equivalents

Cash and cash equivalents amounted to $31.3 million at the end of the third quarter of 2009, as compared to $27.9 million at the end of the second quarter of 2009.

Capital Expenditures

Capital expenditures were $13.4 million during the third quarter of 2009, compared to $16.9 million in the second quarter of 2009 and $13.8 million in the third quarter of 2008. Capital expenditures in the third quarter of 2009 decreased from the second quarter of 2009 due to typical fluctuations in the timing of capital expenditures in Cbeyond’s markets and due to decreases in spending related to the Company’s data center expansion at its corporate location.

Business Outlook for 2009

Cbeyond provides the following annual guidance for 2009:

	Current Guidance	Prior Guidance
Revenues	Approximately $415 million	Approximately $420 million
Adjusted EBITDA	$62 million to $66 million	$62 million to $66 million
Capital expenditures	$62 million to $66 million	$62 million to $66 million

The decreased revenue guidance since the prior quarter resulted from several factors that were different in the third quarter than the Company’s expectations based on results from operations and trends in the first half of the year, including lower new sales volumes in the second half of the year, higher promotional incentives and credits, and lower levels of voice usage and additional line adoption, which the Company believes relate to the continuing impact of the sluggish economy on the small business sector and increased competitive pressures. However, Cbeyond still expects that its adjusted EBITDA and capital expenditures will be in the range, yet in the lower end of the guidance range. This guidance assumes an increased level of adjusted EBITDA and adjusted EBITDA margin in the fourth quarter due to the improved performance of markets launched in 2007 and 2008.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, November 4, 2009, at 5:00 p.m. EST. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 675-4751 (for domestic U.S. callers) and (719) 325-4901 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to more than 48,000 small businesses throughout the United States. Recently named as the sixth fastest growing technology company by Forbes magazine, and added to Standard & Poor’s Small Cap S&P 600 Index, Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry(R), broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond delivers these services over a 100 percent private all IP network. For more information on Cbeyond, visit www.cbeyond.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “expectations,” “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

anticipated levels; final court approval of the settlement of pending litigation matters; the risk of unexpected increases in customer churn levels; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including the resulting inability of certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company’s effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepting accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenue:
Customer revenue	$88,500	$104,018	$250,688	$300,531
Terminating access revenue	1,743	1,937	5,140	5,521

Total revenue	90,243	105,955	255,828	306,052

Operating expenses:
Cost of revenue	27,023	36,024	79,263	102,368
Selling, general and administrative	49,781	58,803	140,788	171,456
Depreciation and amortization (1)	10,591	13,176	30,464	36,733

Total operating expenses	87,395	108,003	250,515	310,557

Operating income (loss)	2,848	(2,048)	5,313	(4,505)

Other income (expense):
Interest income	197	2	795	27
Interest expense	(25)	(41)	(168)	(151)
Other income (expense), net	—	(67)	—	(39)

Total other income (expense)	172	(106)	627	(163)

Income (loss) before income taxes	3,020	(2,154)	5,940	(4,668)

Income tax (expense) benefit	(1,356)	1,156	(2,777)	1,523

Net income (loss)	$1,664	$(998)	$3,163	$(3,145)

Earnings (loss) per common share
Basic	$0.06	$(0.03)	$0.11	$(0.11)
Diluted	$0.06	$(0.03)	$0.11	$(0.11)

Weighted average number of common shares outstanding
Basic	28,412	28,918	28,309	28,681
Diluted	29,503	28,918	29,668	28,681

(1)	To conform to the current year presentation, amounts previously recognized separately as loss on disposal of property and equipment have been reclassified to depreciation and amortization.

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	September 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$36,975	$31,325
Accounts receivable, gross	28,759	31,471
Less: Allowance for doubtful accounts	(2,374)	(2,461)

Accounts receivable, net	26,385	29,010
Other assets	13,470	14,556

Total current assets	76,830	74,891

Property and equipment, gross	299,738	342,564
Less: Accumulated depreciation and amortization	(173,052)	(205,403)

Property and equipment, net	126,686	137,161
Other assets	8,971	12,661

Total assets	$212,487	$224,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,796	$11,777
Other accrued liabilities	48,353	49,518

Total current liabilities	59,149	61,295

Non-current liabilities	9,803	10,767
Stockholders’ equity
Common stock	284	290
Additional paid-in capital	266,053	278,308
Accumulated deficit	(122,802)	(125,947)

Total stockholders’ equity	143,535	152,651

Total liabilities and stockholders’ equity	$212,487	$224,713

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Sept. 30 2008	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009
Revenues
Atlanta	$20,641	$20,918	$21,107	$21,260	$21,539
Dallas	17,733	18,064	18,446	18,668	19,010
Denver	17,999	17,957	18,178	17,841	17,733
Houston	11,963	12,224	12,344	12,598	12,692
Chicago	9,410	9,594	9,653	9,823	9,943
Los Angeles	6,250	6,971	7,920	8,793	9,861
San Diego	3,030	3,539	4,084	4,487	4,805
Detroit	1,567	1,860	2,054	2,280	2,546
San Francisco Bay Area	1,045	1,530	2,380	2,994	3,544
Miami	407	838	1,432	2,008	2,545
Minneapolis	198	377	645	909	1,188
Greater Washington, D.C. Area	—	—	17	176	539
Seattle	—	—	—	—	10

Total revenues	$90,243	$93,872	$98,260	$101,837	$105,955

Adjusted EBITDA
Atlanta	$11,659	$11,347	$11,559	$11,560	$11,531
Dallas	10,367	9,149	9,281	9,263	9,508
Denver	9,508	9,488	9,614	8,979	9,336
Houston	6,304	5,759	5,847	5,548	5,797
Chicago	3,229	3,793	3,788	3,689	3,706
Los Angeles	1,346	1,286	1,640	1,891	2,517
San Diego	(162)	143	631	740	1,040
Detroit	(812)	(472)	(376)	(349)	(175)
San Francisco Bay Area	(1,323)	(1,322)	(839)	(452)	60
Miami	(1,425)	(1,530)	(1,501)	(1,303)	(1,013)
Minneapolis	(1,115)	(1,124)	(1,008)	(1,177)	(969)
Greater Washington, D.C. Area	(88)	(469)	(1,019)	(1,603)	(1,445)
Seattle	—	(11)	(10)	(104)	(694)
Corporate	(20,587)	(20,529)	(22,623)	(22,879)	(23,909)

Total adjusted EBITDA	$16,901	$15,508	$14,984	$13,803	$15,290

Adjusted EBITDA margin (market-level)
Atlanta	56.5%	54.2%	54.8%	54.4%	53.5%
Dallas	58.5%	50.6%	50.3%	49.6%	50.0%
Denver	52.8%	52.8%	52.9%	50.3%	52.6%
Houston	52.7%	47.1%	47.4%	44.0%	45.7%
Chicago	34.3%	39.5%	39.2%	37.6%	37.3%
Los Angeles	21.5%	18.4%	20.7%	21.5%	25.5%
San Diego	(5.3%)	4.0%	15.5%	16.5%	21.6%
Detroit	(51.8%)	(25.4%)	(18.3%)	(15.3%)	(6.9%)
San Francisco Bay Area	(126.6%)	(86.4%)	(35.3%)	(15.1%)	1.7%
Miami	N/M	(182.6%)	(104.8%)	(64.9%)	(39.8%)
Minneapolis	N/M	N/M	(156.3%)	(129.5%)	(81.6%)
Greater Washington, D.C. Area	N/M	N/M	N/M	N/M	N/M
Seattle	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA margin (as % of total revenue)
Corporate	(22.8%)	(21.9%)	(23.0%)	(22.5%)	(22.6%)
Total	18.7%	16.5%	15.2%	13.6%	14.4%

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Sept. 30 2008	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009
Operating income (loss)
Atlanta	$10,782	$10,291	$10,515	$10,409	$10,375
Dallas	9,434	8,230	8,392	8,368	8,607
Denver	8,644	8,661	8,840	8,208	8,553
Houston	5,425	4,933	5,084	4,820	5,074
Chicago	2,379	2,976	2,977	2,862	2,898
Los Angeles	737	622	935	1,147	1,650
San Diego	(497)	(241)	231	309	580
Detroit	(1,121)	(781)	(717)	(717)	(564)
San Francisco Bay Area	(1,612)	(1,630)	(1,181)	(835)	(379)
Miami	(1,618)	(1,751)	(1,750)	(1,582)	(1,264)
Minneapolis	(1,276)	(1,288)	(1,187)	(1,380)	(1,196)
Greater Washington, D.C. Area	(90)	(477)	(1,075)	(2,002)	(1,733)
Seattle	—	(11)	(30)	(114)	(705)
Corporate	(28,339)	(28,679)	(31,643)	(31,341)	(33,944)

Total operating income (loss)	$2,848	$855	$(609)	$(1,848)	$(2,048)

Capital expenditures
Atlanta	$1,272	$2,178	$1,024	$1,222	$732
Dallas	586	643	855	932	440
Denver	631	1,756	904	593	317
Houston	280	715	1,038	547	600
Chicago	437	474	359	422	585
Los Angeles	429	922	1,800	1,037	929
San Diego	364	717	575	500	444
Detroit	264	485	285	287	282
San Francisco Bay Area	330	596	629	548	446
Miami	627	455	607	722	534
Minneapolis	309	261	268	296	360
Greater Washington, D.C. Area	1,878	1,645	191	250	242
Seattle	131	397	164	1,216	1,306
Corporate	6,297	11,113	8,617	8,314	6,169

Total capital expenditures	$13,835	$22,357	$17,316	$16,886	$13,386

Other Operating Data
Customers (at period end)	40,569	42,463	44,342	46,405	48,580
Net customer additions	1,993	1,894	1,879	2,063	2,175
Average monthly churn rate (1)	1.3%	1.4%	1.5%	1.5%	1.4%
Average monthly revenue per customer location (2)	$760	$754	$755	$748	$744

(1)	Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on our network at the beginning of that month.
(2)	Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

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CBEY Reports Third Quarter 2009 Results

November 4, 2009

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Sept. 30 2008	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$16,901	$15,508	$14,984	$13,803	$15,290
Depreciation and amortization	(10,591)	(11,041)	(11,529)	(12,028)	(13,176)
Non-cash share-based compensation	(3,462)	(3,612)	(4,064)	(3,623)	(4,162)
Interest income	197	51	18	7	2
Interest expense	(25)	(56)	(89)	(21)	(41)
Other income (expense), net	—	—	(2)	30	(67)
Income tax (expense) benefit	(1,356)	(317)	741	(374)	1,156

Net income (loss)	$1,664	$533	$59	$(2,206)	$(998)

		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
		2008	2009	2008	2009
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments		$16,901	$15,290	$45,052	$44,077
Depreciation and amortization		(10,591)	(13,176)	(30,464)	(36,733)
Non-cash share-based compensation		(3,462)	(4,162)	(9,275)	(11,849)
Interest income		197	2	795	27
Interest expense		(25)	(41)	(168)	(151)
Other income (expense), net		—	(67)	—	(39)
Income tax (expense) benefit		(1,356)	1,156	(2,777)	1,523

Net income (loss)		$1,664	$(998)	$3,163	$(3,145)

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